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                                                                    Exhibit 99.2

To all AMCC Employees:

   Today AMCC announced our plan to implement a voluntary Stock Option Exchange Program, which we anticipate will commence later this month. The commencement of this Program will be an opportunity for all eligible employees who hold stock options to exchange stock options with an exercise price equal to or greater than $20.00 per share for replacement options covering the same number of shares.

   In light of the decline in the price of our common stock, AMCC's management recognizes that many of your outstanding options have exercise prices significantly higher than the price at which our stock is trading today. As a result, this has reduced the potential value of your options and our equity compensation program. The design of this Program may provide you with the benefit of options that over time may have greater potential to increase in value.

   This voluntary Program is not a stock option re-pricing. A re-pricing would force the Company to take a significant charge to earnings against any future appreciation on the repriced options. This Program is very similar to programs offered by several of our customers and competitors to their employees.

   Beginning on Monday, October 22, a preliminary version of the Offer to Exchange relating to the Program will be available on the AMCC intranet located at the following link: http://cww/Stock/. Although this document is preliminary and subject to change before the commencement of the Program, you should review it carefully as it will provide you with detailed information as to how the Program will work. Choosing to participate in the Program when it commences will be a decision that you need to make based on your personal financial situation and goals. Before making this decision, you should review the final version of the Offer to Exchange in detail.

   Our Stock Administration Department will be holding a series of meetings throughout the company (and video or audio presentations around the world) beginning next Monday to further explain the Program and address your questions. I encourage you to attend these meetings and hold your questions until that time.

   The following is a schedule outlining the times, dates and locations of these meetings:

   Monday, October 22:

       7:00-8:00 am in Oberlin cafeteria

       10:00-11:00 am in Sequence cafeteria (available via teleconference in Irvine, Andover, New Hampshire and Chicago)

       2:00-3:00 pm in Sequence cafeteria (available via teleconference in Minneapolis and Ft. Collins)

   Tuesday, October 23:

       6:30-7:30 am in Oberlin cafeteria

       8:00-9:00 am in Sequence cafeteria (available via teleconference in Pennsylvania, New Jersey, and Texas sales offices)

       1:30-2:30 pm in Sunnyvale (available via teleconference and/or video feed in Raleigh)

       3:00-4:00 pm in Oberlin cafeteria

       6:00-7:00 pm in Sequence cafeteria (available via teleconference in all Asian sales offices)

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   Wednesday, October 24:

       6:00-7:00 am (available via teleconference in Ottawa, UK and Europe sales offices and the Israeli Design Center)

       10:00-11:00 am in Sequence cafeteria (available via teleconference in miscellaneous locations if necessary)

   Thursday, October 25:

       6:00-7:00 am in Sequence cafeteria

       6:00-7:00 pm in Sequence cafeteria

   We hope that you will find this Program meaningful and equitable. Thank you for your contributions to the Company's future success!

                                          Sincerely,
                                          Dave

   WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. ALL AMCC OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT WWW.SEC.GOV AND WILL BE AVAILABLE WITHOUT CHARGE FROM US TO ALL AMCC OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE.

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